Exhibit 99.1

SWISHER HYGIENE ANNOUNCES RESULTS FOR THE THREE AND NINE-MONTH

PERIODS ENDED SEPTEMBER 30, 2011

318% Increase in Revenue; 29% Organic Growth Rate Compared to Prior-Year Period

CHARLOTTE, NC – November 14, 2011 – Swisher Hygiene Inc. (“Swisher Hygiene”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitation products and services, today announced results for the three and nine-month periods ended September 30, 2011. All amounts in this news release are in United States dollars.

Third Quarter 2011 Highlights

•

Total revenue for the three months ended September 30, 2011 increased by 318% to $67.2 million compared to $16.1 million for the same period in 2010, led by a 353% increase in product revenue and a 438% increase in service revenue.

•	Organic revenue growth for the quarter was 29% as compared with the same period in 2010.

•	Total revenue for the third quarter 2011 was up 30% sequentially from the second quarter of 2011, and up 280% from the fourth quarter of 2010.

•

Adjusted EBITDA for the third quarter 2011 was $5.3 million versus an Adjusted EBITDA loss of $1.1 million for the prior-year period and compared to Adjusted EBITDA of $3.0 million for the second quarter of 2011.

•

Adjusted EBITDA margin in the third quarter of 2011 was 7.8%, compared to Adjusted EBITDA margins of 5.8% in the second quarter of 2011, -3.5% in the first quarter of 2011 and -6.7% in the third quarter of 2010.

•	Revenue outlook for full year 2011 is expected to exceed $220 million, with annualized Run-Rate Revenue now in excess of $320 million.

•	Since June 30, 2011, completed 28 acquisitions, including 26 chemical, linen and dust control companies and two franchises.

•

Completed acquisition of Sanolite, the leading independent hygiene and chemical provider in the Northeast which enabled Swisher Hygiene to complete its regional operating structure while significantly strengthening its chemical sales and service capabilities in the region.

•

Acquired Daley International, one of the largest independent chemical manufacturers in the U.S. The acquisition will allow Swisher Hygiene to significantly increase its internal product manufacturing capability, while also enabling Swisher Hygiene to provide a broader array of products for its existing customers and those in additional vertical markets.

•	In August 2011, completed equipment and other financing agreements that will provide Swisher Hygiene with up to $62.5 million of additional available capital.

“We continued to move in the right direction in the third quarter of 2011, with another quarter of triple-digit revenue growth, a 30% sequential improvement in revenue from the second quarter, as well as reporting over $5 million in positive Adjusted EBITDA,” said Steven R. Berrard, Chief

Executive Officer of Swisher Hygiene. “Our Adjusted EBITDA margin rose once again to 7.8% as we are realizing the efficiencies of our new regional operating structure and we are approaching our 2011-2012 target Adjusted EBITDA margin range of 10 to 18%. Organic revenue growth of 29% – a third consecutive quarter of double-digit organic growth – shows once again that our cross-selling and new account initiatives are working. We completed 22 additional acquisitions during the quarter and were still able to maintain over $200 million in liquidity available to fund additional acquisitions. As we move toward 2012, we will focus our business development efforts toward broadening our product offerings with an emphasis on our emerging linen and dust control businesses.”

Mr. Berrard continued, “In the quarter, we completed the acquisition of Daley International, which is a cornerstone in our strategy to internally manufacture much of our chemical product offering. With our current manufacturing plants, we now have the capacity to produce as much as 80% of our chemical product requirements, thus significantly reducing our exposure to unforeseen issues and further enabling us to limit our freight and product costs. With our new operating structure in place and our materially increased ability to manufacture our own products, we expect to see significant margin expansion in the upcoming quarters, and ultimately, bottom-line profitability.”

Third Quarter 2011 Results

For the three months ended September 30, 2011, Swisher Hygiene reported total revenue of $67.2 million, a 318% increase from $16.1 million in the prior-year period and a 30% sequential increase from the second quarter of 2011. Product revenue increased 353% primarily due to the acquisitions of chemical, linen and waste companies since the end of the third quarter of 2010, and service revenue, increased 438%, largely attributable to the March 2011 acquisition of Choice Environmental Services, Inc. Excluding the impact of acquisitions, organic revenue increased 29% from the same period of the prior year.

Total costs and expenses for the three months ended September 30, 2011 increased by 256% to $70.6 million, compared to $19.8 million in the prior-year period. Excluding acquisition and merger-related costs of $0.6 million in the three months ended September 30, 2011 and $1.4 million in the prior-year period, total costs and expenses increased 280% compared to the prior-year period.

Excluding the impact of acquisitions, for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010, respectively:

	Q3 2011	Q2 2011	Q3 2010
Cost of sales as a % of revenue	37.6%	34.0%	34.3%
Route expense as a % of revenue	21.6%	23.1%	25.2%
SG&A expense as a % of revenue	50.2%	59.4%	46.8%

The increase in cost of sales as a percentage of revenue primarily reflects a change in sales mix towards the Chemical product line while the favorable change in route expenses as a percentage of revenue reflects the economies of scale realized through route consolidation initiatives. SG&A expense as a percentage of revenue has increased on a year to year basis largely due to increased public company costs and infrastructure to facilitate business growth.

Net loss for the three months ended September 30, 2011 was $3.8 million, compared to a net loss of $4.1 million in the prior-year period. Excluding acquisition and merger-related costs of $0.6 million in the third quarter of 2011, net loss for the three months ended September 30, 2011 was $3.2 million.

Adjusted EBITDA for the three months ended September 30, 2011 was $5.3 million, compared to an Adjusted EBITDA loss of $1.1 million in the prior-year period. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

Nine Month 2011 Results

For the nine months ended September 30, 2011, Swisher Hygiene reported total revenue of $146.3 million, a 218% increase from $46.0 million in the prior-year period. Product revenue, increased 230% primarily due to acquisitions made since August 2010 of 14 franchisees and 58 independent chemical, linen and waste companies, and service revenue increased 330%, largely attributable to the March 2011 acquisition of Choice Environmental Services, Inc. Excluding the impact of acquisitions, organic revenue increased 22% from the prior-year period.

Total costs and expenses for the nine months ended September 30, 2011 increased by 209% to $162.3 million, compared to $52.5 million in the prior-year period.

Excluding the impact of acquisitions, for the nine months ended September 30, 2011 and 2010, respectively:

	9 mos. 2011	9 mos. 2010
Cost of sales as a % of revenue	36.0%	32.8%
Route expense as % of revenue	24.5%	25.0%
SG&A expense as a % of revenue	55.5%	45.5%

The increase in cost of sales as a percentage of revenue primarily reflects a change in sales mix towards the Chemical product line while the favorable change in route expenses as a percentage of revenue reflects the economies of scale realized through route consolidation initiatives. SG&A expense as a percentage of revenue has increased on a year to year basis largely due to increases in public company costs and infrastructure to facilitate business growth.

Net loss for the nine months ended September 30, 2011 was $14.1 million, compared to a net loss of $7.5 million in the prior-year period. Excluding acquisition and merger-related costs of $4.7 million in the nine months ended September 30, 2011, net loss was $9.4 million.

Adjusted EBITDA for the nine months ended September 30, 2011 was $7.3 million, compared to an adjusted EBITDA loss of $1.7 million in the prior-year period. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

Liquidity and Capital Resources

As of September 30, 2011 Swisher Hygiene had $84 million of cash on hand and approximately $200 million in liquidity. Also as of September 30, 2011, total capital was 15% debt and 85% equity, and the Company’s weighted average borrowing rate was 1.7%. During the three months ended September 30, 2011, the Company finalized its previously announced $62.5 million of credit facilities which will be used for future capital expenditures

2011 Revenue Outlook

Swisher Hygiene is adjusting its revenue outlook for 2011 expecting revenue in excess of $220 million, with current annualized Run-Rate Revenue now in excess of $320 million. Run-Rate Revenue is defined as October 2011 estimated annualized revenue and includes both acquisition and organic growth that have been added since September 30, 2011.

Conference Call Information

Swisher Hygiene will host a conference call and live webcast to discuss the results later today at 5:00 PM Eastern time. The conference call can be accessed live over the phone by dialing 877-870-9226 or for international callers by dialing 1-973-890-8320; please dial-in 10 minutes before the start of the call. A replay will be available two hours after the call and can be accessed by dialing 855-859-2056 or for international callers by dialing 1-404-537-3406; the conference ID is 24458733. The replay will be available until Monday, November 21, 2011.

In order to access the live webcast, please go to the Investors section of Swisher Hygiene’s website at http://www.swisherhygiene.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.

A supplemental slide presentation will be available on the Investors section of Swisher Hygiene’s website shortly before the conference call and live webcast begins.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain Non-GAAP financial measures. In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures, such as “Adjusted EBITDA”, in assessing our operating performance. We believe this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business.

We define Adjusted EBITDA as net loss excluding the impact of income taxes, depreciation and amortization expense, interest expense and income, gains on foreign currency, unrealized loss, net, stock-based compensation expense, and costs directly related to merger and acquisitions.

We present Adjusted EBITDA because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of our results. Management uses this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives a better indication of our core operating performance. We include this non-GAAP financial measure in our earnings announcement in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, revenue, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Additionally, our definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Under SEC rules, we are required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures. Accordingly, the following is a reconciliation of Adjusted EBITDA to our net losses for the three months ended June 30, 2011 and the three and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended Sept. 30,		Three Months ended June 30,	Nine Months Ended Sept. 30,
	2011	2010	2011	2011	2010
Net loss	$(3,756,534)	$(4,135,080)	$(7,127,159)	(14,098,271)	$(7,500,159)
Income tax expense (benefit)	46,384	—	(3,513,071)	(8,176,480)	—
Depreciation and amortization expense	6,879,607	1,272,266	6,084,424	15,671,983	3,399,004
Interest expense, net	807,605	357,897	265,774	1,420,801	1,003,636
Foreign currency (gain)/loss	106,079	—	(128,064)	(57,388)	—
Net gain/loss on debt-related fair value instruments	(590,100)	—	3,554,900	4,925,900	—
Stock-based compensation	1,118,788	—	1,097,597	2,881,227	—
Acquisition and merger expenses	644,092	1,425,855	2,775,258	4,735,328	1,425,855

Adjusted EBITDA	$5,255,921	$(1,079,062)	$3,009,659	$7,303,100	$(1,671,664)

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

All statements, other than statements of historical fact, contained in this news release, including any information as to the future financial or operating performance of Swisher Hygiene, constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this news release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher Hygiene as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The estimates and assumptions of Swisher Hygiene contained in this news release, which may prove to be incorrect, include but are not limited to, the various assumptions set forth herein as well as the accuracy of management’s assessment of the effects of the successful completion and integration of the acquisitions. All of these assumptions have been derived from information currently available to Swisher Hygiene including information obtained by Swisher Hygiene from third-party sources. These assumptions may prove to be incorrect in whole or in part. All of the forward-looking statements made in this news release are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher Hygiene’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and most recent registration statement on Form S-1 filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com, and Swisher Hygiene’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this news release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information.

Swisher Hygiene disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitation solutions to customers throughout much of North America and internationally through its global network of company-owned operations, franchises and master licensees operating in countries across Europe and Asia. These essential solutions include cleaning and sanitizing chemicals, foodservice and laundry products, restroom hygiene programs and a full range of related products and services. The company’s most recent program enhancement is its introduction of solid waste management services to commercial and residential customers in selected markets. Together, this broad set of offerings is designed to promote superior cleanliness and sanitation in all commercial environments from door to dumpster, enhancing the safety, satisfaction and well-being of employees and patrons. Swisher Hygiene’s customers include a wide range of commercial enterprises, with a particular emphasis on the foodservice, hospitality, retail, industrial and healthcare industries.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:

Amy Simpson

Phone: (704) 602-7116

Garrett Edson, ICR

Phone: (203) 682-8331

Media Contact:

Alecia Pulman, ICR

Phone: (203) 682-8224

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Product	$43,424,055	$9,580,267	$86,827,789	$26,346,762
Service	23,347,357	4,341,867	56,468,375	13,142,945
Franchise	433,583	2,138,945	2,981,209	6,463,863

Total revenue	67,204,995	16,061,079	146,277,373	45,953,570

Costs and expenses
Cost of sales	25,817,824	6,107,686	53,116,139	16,870,196
Route expenses	14,618,918	3,511,409	34,892,302	9,859,640
Selling, general, and administrative	22,631,120	7,521,046	53,847,059	20,895,398
Acquisition and merger expenses	644,092	1,425,855	4,735,328	1,425,855
Depreciation and amortization	6,879,607	1,272,266	15,671,983	3,399,004

Total costs and expenses	70,591,561	19,838,262	162,262,811	52,450,093

Loss from operations	(3,386,566)	(3,777,183)	(15,985,438)	(6,496,523)

Other expense, net	(323,584)	(357,897)	(6,289,313)	(1,003,636)

Net loss before income taxes	(3,710,150)	(4,135,080)	(22,274,751)	(7,500,159)

Income tax expense (benefit)	46,384	—	(8,176,480)	—

Net loss	$(3,756,534)	$(4,135,080)	$(14,098,271)	$(7,500,159)

Loss per share
Basic and diluted	$(0.02)	$(0.07)	$(0.09)	$(0.13)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	173,429,586	57,908,074	154,025,525	57,878,049

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	Balance at
	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$83,785,303	$38,931,738
Restricted cash	—	5,193,333
Accounts receivable (net of allowance for doubtful accounts of approximately $447,000 at September 30, 2011 and $334,000 at December 31, 2010)	32,204,831	7,068,629
Inventory	15,839,729	2,968,076
Other assets	2,951,952	894,719

Total current assets	134,781,815	55,056,495
Property and equipment, net	64,516,687	11,324,055
Goodwill	165,992,839	29,660,309
Other intangibles, net	81,610,895	7,668,805
Other noncurrent assets	5,109,631	2,524,598

	$452,011,867	$106,234,262

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses, and other current liabilities	$29,904,662	$9,335,932
Short term obligations	13,346,282	13,378,710
Advances from shareholder	2,000,000	2,000,000

Total current liabilities	45,250,944	24,714,642
Long term obligations	47,899,501	31,028,992
Deferred income tax liabilities	4,446,139	1,700,000
Other long term liabilities	3,390,995	2,763,051

Total noncurrent liabilities	55,736,635	35,492,043
Commitments and contingencies
Equity
Swisher Hygiene Inc. stockholders’ equity
Preferred stock, par value $0.001, authorized 10,000,000 shares; no shares issued or outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, par value $0.001, authorized 600,000,000 shares; 173,864,701 and 114,015,063 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	173,865	114,015
Additional paid-in capital	373,872,794	54,725,897
Accumulated deficit	(23,088,295)	(8,996,759)
Accumulated other comprehensive income	65,924	73,985

Total Swisher Hygiene Inc. stockholders’ equity	351,024,288	45,917,138
Non-controlling interest	—	110,439

Total equity	351,024,288	46,027,577

	$452,011,867	$106,234,262